                                                                  Exhibit 99.1
For Immediate Release
---------------------
August 7, 2003


           NORDSTROM REPORTS JULY SAME-STORE SALES INCREASE OF 6.1%
           --------------------------------------------------------

SEATTLE - August 7, 2003 - Nordstrom, Inc. (NYSE: JWN) today reported preliminary sales of $690.2 million for the four-week period ending August 2, 2003, an increase of 9.0 percent compared to sales of $633.4 million for the four-week period ending August 3, 2002. Same-store sales increased 6.1 percent.

July same-store sales in full-line stores increased in all geographic regions and in all major merchandise divisions.

Preliminary second quarter sales of $1.8 billion increased 7.9 percent compared to 2002 second quarter sales of $1.7 billion. Second quarter same-store sales increased 3.9 percent.

Preliminary year-to-date sales of $3.1 billion increased 6.0 percent compared to year-to-date 2002 sales of $2.9 billion. Year-to-date same-store sales increased 1.6 percent.

GAAP SALES PERFORMANCE
The additional information provided in this section is to comply with the Securities and Exchange Commission's newly issued Regulation G. The Company converted to a 4-5-4 Retail Calendar at the beginning of 2003. This change in the fiscal calendar has resulted in differences in the number of days included in the current period versus the same period in the prior year. Sales performance numbers included in this sales release have been calculated on a comparative 4-5-4 basis. The Company believes that adjusting for these differences provides a more comparable basis (4-5-4 vs. 4-5-4) from which to evaluate sales performance. The following reconciliation bridges 2002 GAAP sales to the 4-5-4 comparable sales.


                                                          Dollar         % Change      % Change
Sales Reconciliation ($M)      July 2003  July 2002      Increase       Total Sales    Comp Sales
                               ---------  ---------     ----------      -----------    ----------
        Number of Days GAAP         28         31
                 GAAP Sales     $690.2     $631.8           $58.4             9.2%          6.6%
  Less July 1-6, 2002 sales          -     ($71.4)
Plus August 1-3, 2002 sales          -      $73.0
       Reported 4-5-4 sales     $690.2     $633.4           $56.8             9.0%          6.1%
                               =========  =========
                                    28         28

                                                         Dollar         % Change      % Change
Sales Reconciliation ($M)      QTD 2003  QTD 2002       Increase       Total Sales    Comp Sales
                               --------  --------      ----------      -----------    ----------
        Number of Days GAAP          91        92
                 GAAP Sales    $1,795.0  $1,655.6          $139.4             8.4%          4.5%
   Less May 1-4, 2002 sales           -    ($65.2)
Plus August 1-3, 2002 sales           -     $73.0
       Reported 4-5-4 sales    $1,795.0  $1,663.4          $131.6             7.9%          3.9%
        4-5-4 Adjusted Days    ========  ========
                                     91        91

                                                         Dollar         % Change      % Change
Sales Reconciliation ($M)      YTD 2003  YTD 2002       Increase       Total Sales    Comp Sales
                               --------  --------      ----------      -----------    ----------
        Number of Days GAAP         183       181
                 GAAP Sales    $3,138.7  $2,901.3          $237.4             8.2%          3.1%
    Less Feb. 1, 2003 sales      ($18.2)        -
  Less Feb. 1-2, 2002 sales           -    ($30.4)
Plus August 1-3, 2002 sales           -     $73.0
       Reported 4-5-4 sales    $3,120.5  $2,943.9          $176.6             6.0%          1.6%
        4-5-4 Adjusted Days    ========  ========
                                    182       182

FUTURE REPORTING DATES
Nordstrom's financial release calendar for the next several months is provided in the table below.

             Second Quarter Earnings             Thurs., August 21, 2003
             August Sales Release                Thurs., September 4, 2003
             September Sales Release             Thurs., October 9, 2003
             October Sales Release               Thurs., November 6, 2003

Nordstrom, Inc. is one of the nation's leading fashion specialty retailers, with 143 US stores located in 27 states. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 89 full-line stores, 47 Nordstrom Racks, five Faconnable boutiques, one free-standing shoe store, and one clearance store. Nordstrom also operates 31 international Faconnable boutiques, primarily in Europe. Additionally, Nordstrom serves customers through its online presence at http://www.nordstrom.com and through its direct mail catalogs.

SALES SUMMARY
(unaudited; $ in millions)             July     July       QTD       QTD        YTD       YTD
                                       2003     2002       2003      2002       2003      2002
                                       ----     ----       ----      ----       ----      ----
Total sales                          $690.2    $633.4    $1,795.0  $1,663.4   $3,120.5  $2,943.9
Total sales percentage change          9.0%      7.8%       7.9%      7.1%       6.0%      4.9%

Same-store sales percentage change
     Full-line stores                  6.2%      1.9%       4.0%      1.5%       1.8%     (0.2%)
     Rack and other stores             5.6%      1.3%       2.8%      8.7%       0.4%      5.2%
     All stores                        6.1%      1.9%       3.9%      2.2%       1.6%      0.3%

Number of stores (as of August 2, 2003)
     Full-line                          89         83
     Rack and other                     54         53
     International Faconnable boutiques 31         23
                                       ---        ---
     Total                             174        159

Gross square footage
 (as of Aug. 2, 2003)             18,628,000    17,455,000



Investor Contact:
Stephanie Allen, 206-303-3262

Media Contact:
Shasha Richardson, 206-373-3038

Certain statements in this news release contain "forward-looking" information (as defined in the Private Securities Litigation Reform Act of 1995) that involves risks and uncertainties, including anticipated results, store openings and distribution channels, planned capital expenditures, and trends in company operations. Actual future results and trends may differ materially from historical results or current expectations depending upon factors including, but not limited to, the company's ability to predict fashion trends, consumer apparel buying patterns, the company's ability to control costs, weather conditions, hazards of nature such as earthquakes and floods, trends in personal bankruptcies and bad debt write-offs, changes in interest rates, employee relations, the company's ability to continue its expansion plans, and the impact of economic and competitive market forces, including the impact of terrorist activity or the impact of a war on the company, its customers and the retail industry. Our SEC reports may contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide.
                                       ###